Exhibit 99.1

THURSDAY, MAY 4, 2006

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES FIRST QUARTER 2006 RESULTS

First Quarter Highlights:

•	Completed a $62.3 million CMBS acquisition prior to closing credits

•	Net income of $6.5 million, or $0.25 per diluted share, for the three months ended March 31, 2006 on revenues of $14.1 million

•	Declared first quarter dividend of $0.33 per share of common stock

•	Total assets of $650.7 million at March 31, 2006 comprised of $469.7 million in commercial mortgage backed securities, $68.5 million in real estate loans, and $112.5 million in cash and other assets

•	Book value per common share outstanding of $14.53 at March 31, 2006

Summary of Results:

JER Investors Trust Inc. (the “Company”) reported net income for the three months ended March 31, 2006 of $6.5 million, or $0.25 per diluted share, compared to net income for the three months ended March 31, 2005 of $2.9 million, or $0.25 per diluted share. The Company generated total revenues of $14.1 million during the first quarter, compared to $12.8 million for the prior quarter, an increase of $1.3 million, or 10.4%.

On April 28, 2006, the Company paid a cash dividend of $0.33 per share of common stock to shareholders of record on March 31, 2006 related to the first quarter 2006. At March 31, 2006, the Company’s common equity book value per share was $14.53 compared with $14.82 at December 31, 2005.

Investment Activities:

During the quarter ended March 31, 2006, the Company completed one new investment in commercial mortgage backed securities (or “CMBS”) totaling $62.3 million, prior to closing credits. During this same period, the Company also received repayments of $14.1 million related to outstanding principal balances on a mezzanine loan investment.

Since raising its initial equity capital in June 2004, the Company has closed 21 investments, comprised of commercial real estate debt securities and loans totaling approximately $549 million, net of dispositions.

Conference Call & Webcast:

Management will host an earnings conference call on Monday, May 8, 2006 at 11:00 A.M. eastern standard time. A copy of the earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 825-3209 (from within the U.S.) or (617) 213-8061 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “JER Investors Trust”.

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until May 29, 2006 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference access code “72763505”.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Forward-Looking Statements:

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

Dave Sturtevant, ROI: (703) 813-5643, ext. 243

Tae-Sik Yoon, Chief Financial Officer, JER Investors Trust Inc.: (703) 714-8094

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$100,929	$151,814
CMBS, at fair value	469,684	416,864
Real estate loans	68,528	81,696
Accrued interest receivable	4,259	4,011
Interest rate swap agreements, at fair value	2,806	—
Other assets	4,457	4,791

Total Assets	$650,663	$659,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Loans and Notes Payable	$266,255	$266,255
Interest rate swap agreements, at fair value	—	646
Accounts payable and accrued expenses	682	486
Dividends payable	8,477	8,477
Due to affiliate	774	1,550
Other liabilities	1,156	1,192

Total Liabilities	277,344	278,606

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 25,687,035 and 11,845,010 shares issued and outstanding, respectively	257	257
Additional paid-in capital	391,576	391,553
Cumulative dividends paid/declared	(31,174)	(22,698)
Cumulative earnings	20,146	13,661
Accumulated other comprehensive income (loss)	(7,486)	(2,203)

Total Stockholders’ Equity	373,319	380,570

Total Liabilities and Stockholders’ Equity	$650,663	$659,176

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except share and per share data)

	For the three months ended March 31,
	2006	2005
REVENUES
Interest income from CMBS	$9,354	$3,507
Interest income from real estate loans	3,062	1,515
Interest income from cash and cash equivalents	1,667	4

Total Revenues	14,083	5,026

EXPENSES
Interest expense	3,973	486
Management fees	1,921	808
General and administrative	1,394	1,012

Total Expenses	7,288	2,306

INCOME BEFORE OTHER GAINS (LOSSES)	6,795	2,720

OTHER GAINS (LOSSES)
Gain on sales of assets, net	—	169
Loss on impairment of assets	(310)	—

NET INCOME	$6,485	$2,889

Net earnings per share:
Basic	$0.25	$0.25

Diluted	$0.25	$0.25

Weighted average shares of common stock outstanding:
Basic	25,682,035	11,672,510

Diluted	25,684,529	11,676,260